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                                    Exhibit J




   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in The Hartford Mutual Funds Class R3, Class R4, Class R5, and Class Y Shares Retirement Plan Prospectus and "Independent Registered Public Accounting Firm," "Disclosure of Portfolio Holdings," and "Financial Statements" in the Combined Statement of Additional Information for The Hartford Mutual Funds; and to the incorporation by reference of our report, dated December 9, 2005, included in the Annual Report to Shareholders of The Hartford Mutual Funds II, Inc. for the fiscal year ended October 31, 2005, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 99 (Form N-1A, File No. 002-11387) in the Registration Statement of The Hartford Mutual Funds II, Inc.


                                             /s/Ernst & Young LLP

Minneapolis, Minnesota
December 14, 2006